Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 18, 2014
Registration Statement Nos. 333-189385 and
333-189385-04

$1.6bln Ford Credit Auto Owner Trust 2014-C

Joint Leads:  BofAML, Citi, RBC, RBS

Selling Grp:  Drexel, Loop

CL	$SIZE(MM)	WAL	PWIN	EXP	LGL	S&P/FITCH	BENCH	YIELD	PRICE	CPN

A1	381.500	0.29	1-7	6/15	12/15/15	A-1+/F1+		0.230	100.00000	0.23
A2	508.000	1.05	7-19	6/16	8/15/17	AAA/AAA	EDSF+26	0.614	99.99664	0.61
A3	504.400	2.25	19-37	12/17	5/15/19	AAA/AAA	iSWPS+24	1.069	99.98529	1.06
A4	105.510	3.36	37-45	8/18	2/15/20	AAA/AAA	iSWPS+31	1.572	99.97752	1.56
B	47.350	3.86	45-48	11/18	4/15/20	AA+/AA+	iSWPS+55	1.984	99.97829	1.97
C	31.570	3.97	48-48	11/18	8/15/20	AA/A+	iSWPS+70	2.172	99.99153	2.16
D	31.570	3.97	48-48	11/18	5/15/21	NOT OFFERED

BILL & DELIVER	:	BofAML	BBG TICKER	:	FORDO 14-C
REGISTRATION	:	A1: 144A. A2-C: PUBLIC	EXPECTED RATINGS	:	S&P/Fitch
EXPECTED SETTLE	:	11/25/14	FIRST PAY DATE	:	12/15/14
ERISA ELIGIBLE	:	YES	PXG SPEED	:	1.4% ABS to Call
DENOMS	:	A1:$100k/$1k. A2-C:$1K/$1K

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.